UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 5, 2013

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 5, 2013, the Board of Directors (the “Board”) of Terex Corporation (the “Company” or “Terex”) approved an amendment and restatement of the Company’s Bylaws, effective on December 5, 2013. The principal changes were:

•	to add a requirement that the Company's Board of Directors fix a record date for any proposed written consent by stockholders (Section 2.14); and

•	to establish Delaware as the exclusive forum for the adjudication of certain of the Company’s disputes (Article XII).

The foregoing description of the revisions to the Company’s Amended and Restated Bylaws is qualified in its entirety by reference to the full and complete text of the Amended and Restated Bylaws, which is attached hereto and incorporated by reference herein as Exhibit 3.1 to this report.

Item 8.01. Other Events.

The Company issued a press release on December 5, 2013, announcing that its Board has approved the initiation of quarterly cash dividends to its shareholders. The initial quarterly cash dividend of $0.05 per share will be made on December 20, 2013 to shareholders of record as of December 16, 2013. Additionally, the Company’s Board authorized a share repurchase program, allowing the Company to repurchase Terex common stock in total value up to $200 million through December 31, 2015. A copy of this press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The Company issued a press release on December 9, 2013 announcing that it has agreed to sell its truck business to Volvo Construction Equipment for cash proceeds of approximately $160 million. A copy of this press release is included as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

3.1	Amended and Restated Bylaws of Terex Corporation.

99.1	Press release of Terex Corporation issued on December 5, 2013.

99.2	Press release of Terex Corporation issued on December 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2013

TEREX CORPORATION

By: /s/ Kevin P. Bradley
Kevin P. Bradley Senior Vice President and Chief Financial Officer